Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2023 Financial Results

EWING, N.J. – November 2, 2023 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2023.

“As we approach the end of 2023, our performance for the year remains on course. Looking ahead, we believe that multiple market verticals are driving the OLED industry’s long-term growth path,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “A significant shift in the world of technology is occurring with the introduction of conformable, foldable and rollable consumer electronics, and OLEDs are fueling this form factor revolution. In addition to the expected commencement of a new OLED IT adoption cycle in 2024, we are also seeing the emergence of OLEDs in the automotive market, especially with electric vehicles. As OLED activity continues to expand across the consumer display and lighting landscapes, we remain steadfast in our commitment to advancing our robust OLED materials and technology leadership.”

Financial Highlights for the Third Quarter of 2023

•
Total revenue in the third quarter of 2023 was $141.1 million as compared to $160.6 million in the third quarter of 2022.
•
Revenue from material sales was $92.5 million in the third quarter of 2023 as compared to $84.2 million in the third quarter of 2022. This increase was primarily due to greater sales volumes of our emitter material as well as improved product mix weighted towards increased demand for our new generation of emitter products.
•
Revenue from royalty and license fees was $45.9 million in the third quarter of 2023 as compared to $71.5 million in the third quarter of 2022. The decrease in royalty and license fees was primarily the result of changes in customer mix, a decrease in the cumulative catch-up adjustments between periods, as well as higher estimated future demand for several of our customers over the remaining lives of their contracts.
•
Cost of material sales was $31.6 million in the third quarter of 2023 as compared to $34.1 million in the third quarter of 2022. This decrease was primarily due to a reduction in contract manufacturing support costs, a reduction in the underutilization charges of the manufacturing facility in Shannon, Ireland and changes in product mix, offset by an increase in the level of material sales and inventory reserve.
•
Total gross margin was 76% in the third quarter of 2023 as compared to 77% in the third quarter of 2022.
•
Operating income was $48.4 million in the third quarter of 2023 as compared to $68.5 million in the third quarter of 2022.
•
The effective income tax rate was an expense of 4.4% and 23.7% for the three months ended September 30, 2023 and 2022, respectively. The reduction in the effective income tax rate was primarily due to the change in IRS regulations, issued in July 2023, that permit withholding taxes to be credited against U.S. taxable income for the tax years 2022 and 2023.

•
Net income was $51.5 million or $1.08 per diluted share in the third quarter of 2023 as compared to $53.5 million or $1.12 per diluted share in the third quarter of 2022.

Revenue Comparison

($ in thousands)	Three Months Ended September 30,
	2023	2022
Material sales	$92,492	$84,182
Royalty and license fees	45,915	71,450
Contract research services	2,670	4,924
Total revenue	$141,077	$160,556

Cost of Materials Comparison

($ in thousands)	Three Months Ended September 30,
	2023	2022
Material sales	$92,492	$84,182
Cost of material sales	31,639	34,057
Gross margin on material sales	60,853	50,125
Gross margin as a % of material sales	66%	60%

Financial Highlights for the First Nine Months of 2023

•
Total revenue in the first nine months of 2023 was $418.1 million as compared to $447.6 million in the first nine months of 2022.
•
Revenue from material sales was $239.8 million in the first nine months of 2023 as compared to $242.7 million in the first nine months of 2022. The decline in material sales was primarily due to reduced demand for our emitter material during the first quarter of 2023, partially offset by the introduction of blue emitter and host sales.
•
Revenue from royalty and license fees was $165.5 million in the first nine months of 2023 as compared to $191.5 million in the first nine months of 2022. The decrease in royalty and license fees was primarily the result of higher estimated future demand for several of our customers over the remaining lives of their contracts, as well as a net $12.2 million reduction in revenue due to the difference in cumulative catch-up adjustments between periods, the majority of which was recorded to royalty and license fees. The cumulative catch-up adjustments in the first nine months of 2023 totaled $5.1 million compared to $17.3 million during the first nine months of 2022.

•
Cost of material sales was $89.7 million in the first nine months of 2023 as compared to $89.0 million in the first nine months of 2022. Cost of material sales increased primarily due to underutilization of the manufacturing facility in Shannon, Ireland and changes in product mix, offset by a decrease in manufacturing costs and a decrease in the level of material sales.
•
Total gross margin was 76% in the first nine months of 2023 as compared to 78% in the first nine months of 2022. Increased Shannon facility costs of $6.1 million and the inventory provision of $6.6 million in 2023 contributed to the 2% decrease in total gross margin between periods.
•
Operating income was $152.4 million in the first nine months of 2023 as compared to $184.0 million in the first nine months of 2022.
•
Net income was $141.0 million or $2.95 per diluted share in the first nine months of 2023 compared to $144.9 million or $3.04 per diluted share in the first nine months of 2022.

Revenue Comparison

($ in thousands)	Nine Months Ended September 30,
	2023	2022
Material sales	$239,789	$242,742
Royalty and license fees	165,524	191,530
Contract research services	12,796	13,315
Total revenue	$418,109	$447,587

Cost of Materials Comparison

($ in thousands)	Nine Months Ended September 30,
	2023	2022
Material sales	$239,789	$242,742
Cost of material sales	89,697	88,999
Gross margin on material sales	150,092	153,743
Gross margin as a % of material sales	63%	63%

2023 Revised Guidance

The Company has revised its previous revenue guidance and now believes that 2023 revenue will be in the range of $565 million to $590 million.

Dividend

The Company also announced a fourth quarter cash dividend of $0.35 per share on the Company’s common stock. The dividend is payable on December 29, 2023 to all shareholders of record as of the close of business on December 15, 2023.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, November 2, 2023 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79,323	$93,430
Short-term investments	412,350	484,345
Accounts receivable	122,192	92,664
Inventory	181,406	183,220
Other current assets	83,444	45,791
Total current assets	878,715	899,450
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $137,020 and $117,118	174,638	143,445
ACQUIRED TECHNOLOGY, net of accumulated amortization of $182,657 and $189,671	94,518	38,382
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $10,055 and $8,989	7,233	8,247
GOODWILL	15,535	15,535
INVESTMENTS	301,193	259,861
DEFERRED INCOME TAXES	49,637	58,161
OTHER ASSETS	101,447	109,739
TOTAL ASSETS	$1,622,916	$1,532,820
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,624	$9,519
Accrued expenses	38,500	51,002
Deferred revenue	66,828	45,599
Other current liabilities	5,391	29,577
Total current liabilities	131,343	135,697
DEFERRED REVENUE	8,859	18,279
RETIREMENT PLAN BENEFIT LIABILITY	61,165	59,790
OTHER LIABILITIES	39,183	43,685
Total liabilities	240,550	257,451
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,720,530 and 49,136,030 shares issued, and 47,354,882 and 47,770,382 shares outstanding, at September 30, 2023 and December 31, 2022, respectively	487	491
Additional paid-in capital	693,899	681,335
Retained earnings	744,227	653,277
Accumulated other comprehensive loss	(14,965)	(18,452)
Treasury stock, at cost (1,365,648 shares at September 30, 2023 and December 31, 2022)	(41,284)	(41,284)
Total shareholders’ equity	1,382,366	1,275,369
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,622,916	$1,532,820

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUE:
Material sales	$92,492	$84,182	$239,789	$242,742
Royalty and license fees	45,915	71,450	165,524	191,530
Contract research services	2,670	4,924	12,796	13,315
Total revenue	141,077	160,556	418,109	447,587
COST OF SALES	34,248	37,396	99,357	97,798
Gross margin	106,829	123,160	318,752	349,789
OPERATING EXPENSES:
Research and development	33,099	30,414	96,840	85,156
Selling, general and administrative	18,084	18,442	50,557	59,373
Amortization of acquired technology and other intangible assets	4,557	3,562	11,442	14,562
Patent costs	2,572	2,018	7,056	6,075
Royalty and license expense	81	261	414	596
Total operating expenses	58,393	54,697	166,309	165,762
OPERATING INCOME	48,436	68,463	152,443	184,027
Interest income, net	7,136	2,432	20,301	4,306
Other loss, net	(1,693)	(804)	(3,180)	(749)
Interest and other income, net	5,443	1,628	17,121	3,557
INCOME BEFORE INCOME TAXES	53,879	70,091	169,564	187,584
INCOME TAX EXPENSE	(2,363)	(16,636)	(28,531)	(42,657)
NET INCOME	$51,516	$53,455	$141,033	$144,927
NET INCOME PER COMMON SHARE:
BASIC	$1.08	$1.12	$2.95	$3.04
DILUTED	$1.08	$1.12	$2.95	$3.04
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,570,099	47,396,495	47,555,734	47,386,426
DILUTED	47,632,431	47,466,934	47,609,692	47,455,893
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.30	$1.05	$0.90

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$141,033	$144,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,128	17,982
Amortization of intangibles	11,442	14,562
Amortization of premium and discount on investments, net	(9,436)	(3,469)
Stock-based compensation to employees	17,359	22,528
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,264	1,121
Deferred income tax expense (benefit)	7,556	(7,876)
Retirement plan expense, net of benefit payments	2,347	3,998
Decrease (increase) in assets:
Accounts receivable	(29,528)	29,446
Inventory	1,814	(46,034)
Other current assets	(37,653)	(9,057)
Other assets	8,292	2,282
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(32)	7,217
Other current liabilities	(24,186)	(543)
Deferred revenue	11,809	(63,066)
Other liabilities	(4,502)	10,156
Net cash provided by operating activities	117,707	124,174
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(52,208)	(31,119)
Purchases of intangibles	(66,563)	(4,761)
Purchases of investments	(303,004)	(464,766)
Proceeds from sale and maturity of investments	346,407	302,872
Net cash used in investing activities	(75,368)	(197,774)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,532	1,247
Payment of withholding taxes related to stock-based compensation to employees	(7,895)	(9,150)
Cash dividends paid	(50,083)	(42,740)
Net cash used in financing activities	(56,446)	(50,643)
DECREASE IN CASH AND CASH EQUIVALENTS	(14,107)	(124,243)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,430	311,993
CASH AND CASH EQUIVALENTS, END OF PERIOD	$79,323	$187,750
Supplemental disclosures:
Unrealized gain (loss) on available-for-sale securities	$3,304	$(9,711)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	887	4,256
Cash paid for income tax	81,132	42,227